WHX CORPORATION

                                       AND

                                 BANK ONE, N.A.,

                                     Trustee


--------------------------------------------------------------------------------



                          FIRST SUPPLEMENTAL INDENTURE


                           Dated as of October 6, 2000

                                       TO

                                    INDENTURE

                            Dated as of April 7, 1998


                                ----------------


                          10 1/2% Senior Notes due 2005

               FIRST SUPPLEMENTAL INDENTURE, dated as of October 6, 2000, between WHX CORPORATION, a Delaware corporation (the "Company"), and BANK ONE, N.A., a national banking association, as trustee (the "Trustee"), having its Corporate Trust Office at 100 East Broad Street, 8th Floor, Columbus, Ohio, 43215.


                                    RECITALS


         WHEREAS, the Company and the Trustee have executed and delivered the Indenture, dated as of April 7, 1998 (the "Original Indenture" and capitalized terms used herein without definition have the respective meanings specified therein), governing the terms of the Company's 10 1/2 % Senior Notes due 2005 (the "Notes"); and

         WHEREAS, the Company has solicited the consent of the holders of the Notes to certain amendments (the "Amendments") to the Original Indenture pursuant to that certain Solicitation Statement of the Company dated September 18, 2000, as amended by Supplement No.1 thereto dated September 29, 2000 and Supplement No.2 thereto dated October 3, 2000; and

         WHEREAS, Holders representing a majority in aggregate principal amount of the Notes have delivered their consent to the Amendments; and

         WHEREAS, Section 9.02 of the Original Indenture permits the Company, when authorized by resolution of its Board of Directors, and the Trustee, to amend the Original Indenture with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding; and

         WHEREAS,  the Board of  Directors  of the Company  has  adopted  such a
resolution  in  order  to  reflect  the   Amendments   pursuant  to  this  First
Supplemental Indenture; and

         WHEREAS, the Company desires to enter into this First Supplemental Indenture in order to amend the Original Indenture as of the Effective Time (as defined herein);

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows:

                                   ARTICLE ONE

                        AMENDMENTS TO ORIGINAL INDENTURE

         At the Effective Time, each of the following sections of the Original Indenture shall be modified as follows:

         A.       Definitions.

         (i) Section 1.01 shall be amended by adding the following definition in its appropriate alphabetical location:

         "WPC Related Persons" means, collectively, WPC and all direct and indirect Subsidiaries of WPC.

         (ii) Section 1.01 shall be amended further by modifying the definitions of the following terms to read in their entirety as follows:

         "Asset Sale" means the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, a sale and leaseback transaction or the issuance, sale or transfer by the Company of Equity Interests of a Restricted Subsidiary) whether in a single transaction or a series of related transactions; provided, however, that the following transactions will be deemed not to be Asset Sales: (a) sales of inventory (other than Owned Precious Metal Inventory) in the ordinary course of business; (b) the sale of Owned Precious Metal Inventory in exchange for consideration having a fair market value at least equal to that of the Owned Precious Metal Inventory being sold; (c) the sale or transfer of Precious Metals in connection with a Future Payables Transaction involving the same quantity of Precious Metals so sold or transferred; (d) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly
Owned Restricted Subsidiary of the Company; (e) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (f) a Permitted Investment or Restricted Payment that is permitted by this Indenture; (g) the issuance by the Company of Equity Interests; (h) the disposition of properties, assets or rights in any fiscal year the aggregate Net Proceeds of which are less than $1 million; (i) the sale of accounts receivable pursuant to the Receivables Facility or any other receivable facility entered into by the Company and/or its Restricted Subsidiaries in the ordinary course of business; and (j) any sale, lease, conveyance, disposition or other transfer (including without limitation by way of a sale and leaseback transaction) of all or any part of the assets, properties or Capital Stock of any or all of the WPC Related Persons.

         "Change of Control" means any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions; of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person (as such term in used in Section 13(d)(3) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) any "Person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) other than WHX or an underwriter or group of underwriters in an underwritten public offering becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of at least 50% of the voting power of the outstanding voting stock of the Company, (d) the merger or consolidation of the Company with or into another corporation with the effect that the existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation of such merger or the corporation resulting from such consolidation or (e) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, the sale, lease, transfer, conveyance or other disposition of all or a substantial portion of the assets, properties or Capital Stock of any of the WPC Related Persons shall not constitute a Change of Control.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company, (b) any Investment in Cash Equivalents, U.S. Government Obligations and Triple A Rated Securities, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of this Indenture or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (ii) a disposition of assets that does not constitute an Asset Sale, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company and (f) Investments existing as of the date of the Indenture. For purposes of this definition, the lines of business in which the Company and its Restricted Subsidiaries are engaged shall be determined without regard to the businesses in which WPSC and its Subsidiaries are engaged.

         "Replacement Assets" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Company and its Restricted Subsidiaries conducted on the date of this Indenture or in a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel processing or manufacturing operation or manufacturing or fabricating operation in the construction products business) or (y) Capital Stock of any Person that is engaged in a business referred to in clause (x) and that will become on the date of the acquisition thereof a Wholly Owned Restricted Subsidiary of the Company as a result of such acquisition. For purposes of this definition, the lines of business in which the Company and its Restricted Subsidiaries are engaged shall be determined without regard to the businesses in which WPSC and its Subsidiaries are engaged.

         B.       Covenants.

               (i) The following Section shall be amended to read in its entirety as follows:

                  Section 4.07. Restricted Payments.

                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless such Restricted Payment is made on or after October 1, 2002 and, at the time of and after giving effect to such Restricted Payment:

                  (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Consolidated Leverage Ratio test set forth in the first paragraph of
         Section 4.09 hereof; and

                  (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture, is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale since the date of this Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such "Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash, Cash Equivalents, the sum of (x) the initial amount of such Restricted Investment and (y) 50 % of the aggregate Net Proceeds received by the Company or any Restricted Subsidiary of the Company in excess of the initial amount of such Restricted Investment, plus (D) $25.0 million.

                  The foregoing provisions will not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii) (B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the Net Cash Proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management upon the death, disability or termination of employment of such member of management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any calendar year and $3.0 million in the aggregate; (f) the payment by the Company or any of its Restricted Subsidiaries of management fees to WPN or any Affiliate of WPN not to exceed $5.5 million in any calendar year, in exchange for services provided to the Company and its Restricted Subsidiaries by WPN or any Affiliate of WPN pursuant to any management agreement between the Company and/or any of its Restricted Subsidiaries and WPN and/or any of its Affiliates; (g) payments permitted under the WHX Agreements; (h) distributions of all or any part of the assets, properties or Capital Stock of any or all of the WPC Related Persons to any Person other than common or preferred stockholders of WHX; and (i) the direct or indirect purchase or other acquisition of Equity Interests of H&H pursuant to or in connection with the Tender Offer and the Merger.

                  In determining the amount of Restricted Payments permissible under clause (iii) of the first paragraph of this covenant, amounts expended pursuant to clauses (a) and (e) of the immediately preceding paragraph shall be included as Restricted Payments for purposes of such clause (iii).

                  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

                  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

         Section 4.09.     Incurrence of Indebtedness and Issuance of
                           Preferred Stock.

                  The  Company  shall  not,  and  shall  not  permit  any of its
Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness and Restricted Subsidiaries of the Company may issue shares of Preferred Stock if the Company's Adjusted Consolidated Leverage Ratio would have been less than 4.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, and the application of the net proceeds therefrom.

                  Notwithstanding the foregoing, the Company and, to the extent set forth below, its Restricted Subsidiaries may incur the following (each of which shall be given independent effect):

                  (a) Indebtedness of the Company under the Notes and this Indenture;

                  (b) Permitted Working Capital Indebtedness of the Company and its Restricted Subsidiaries;

                  (c)  Existing   Indebtedness  (other  than  Permitted  Working
         Capital Indebtedness or Indebtedness under the Letter of Credit Facility);

                  (d)   Indebtedness   of  the   Company   and  its   Restricted
         Subsidiaries under the Letter of Credit Facility;

                  (e) Capital Expenditure Indebtedness, Capital Lease Obligations and purchase money Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $70.0 million at any time outstanding;

                  (f) (i) Hedging Obligations of the Company and its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; or (ii) repurchase agreements, reverse repurchase agreements or similar agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in Federal-Financial Agreements of Depository Institutions with Securities and Others (or any successor guidelines), as adopted by the Comptroller of the Currency;

                  (g)   Indebtedness   of  the   Company   and  its   Restricted
         Subsidiaries in an aggregate principal amount not to exceed $45.0 million at any time outstanding;

                  (h) Indebtedness of the Company representing guarantees of Indebtedness incurred by one of its Restricted Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

                  (i)  Indebtedness  of the  Company  or  any of its  Restricted
         Subsidiaries representing guarantees of a portion of the Indebtedness of Wheeling-Nisshin which is not greater than the Company's or such Restricted Subsidiary's pro rata ownership of the outstanding Equity Interests in Wheeling-Nisshin; provided, however, that (i) in the case of a guarantee of any such Indebtedness by the Company, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) at the time of incurrence and after giving effect to the Indebtedness of Wheeling-Nisshin which is being guaranteed, the Consolidated Interest Coverage Ratio of Wheeling-Nisshin for its most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.00 to 1, determined on a pro forma basis as if any additional Indebtedness had been incurred at the beginning of such four-quarter period;

                  (j) Indebtedness of the Company or its Restricted Subsidiaries representing guarantees of Indebtedness of Wheeling-Nisshin required to be made pursuant to the Letter of Undertaking not to exceed $10.0 million;

                  (k) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; and

                  (l) any Permitted Refinancing Indebtedness representing a replacement, re- newel, refinancing or extension of all or any portion of the Indebtedness permitted under the first paragraph and clauses (a) and (c) of this covenant.

                  In the event that the incurrence of any Indebtedness would be permitted by the first paragraph set forth above or one or more of the provisions set forth in the second paragraph above, the Company may designate (in the form of an officer's certificate delivered to the Trustee) the particular provision of this Indenture pursuant to which it is incurring such Indebtedness.

         Section 4.10. Asset Sales.

                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75 % of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 60 days of receipt into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash or Cash Equivalents for purposes of this provision.

                  Within 90 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary shall apply such Net Proceeds (i) to reduce Indebtedness under Permitted Working Capital Indebtedness or any other Indebtedness of a Restricted Subsidiary of the Company (and, in the case of such Indebtedness other than Indebtedness under Permitted Working Capital Indebtedness, to correspondingly reduce commitments with respect thereto) (an "Indebtedness Reduction") or (ii) to purchase Notes in the open market or in negotiated transactions ("Open Market Purchases"). To the extent that 50% of the excess, if any, of the Net Proceeds from such Asset Sale over any Indebtedness Reduction made with such Net Proceeds are not utilized within 90 days after receipt of such Net Proceeds to purchase Notes in Open Market
Purchases (such proceeds not so utilized being referred to herein as the "Shortfall Proceeds") then, within 30 days thereafter, the Company shall commence a pro rata Asset Sale Offer pursuant to Section 3.09 hereof to purchase the maximum amount of Notes that can be purchased with such Shortfall Proceeds at a price equal to (x) 85% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, if such Asset Sale occurred prior to April 1, 2001 or (y) 95% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, if such Asset Sale occurred on or after April 1, 2001. To the extent such Net Proceeds are not utilized as contemplated in the preceding sentences, such Net Proceeds may, within 360 days after receipt thereof, be utilized to acquire Replacement Assets or for Indebtedness Reductions. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in this paragraph will be deemed after the expiration of the time periods set forth above to constitute "Excess Proceeds."

                  Within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company shall commence a pro rata Asset Sale Offer pursuant to Section 3.09 hereof to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase in accordance with the procedures set forth in Section 3.09 hereof. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate amount of Notes surrendered by Holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

         Section 5.01.     Merger, Consolidation, or Sale of Assets.

                  The  Company  shall  not  consolidate  or  merge  with or into
(whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another
corporation,   Person  or  entity  unless  (a)  the  Company  is  the  surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Adjusted Consolidated Leverage Ratio test set forth in the first paragraph of Section 4.09 hereof. Notwithstanding the foregoing, the following shall be permitted: (i) the Merger and (ii) the sale, assignment, transfer, lease, conveyance or other disposition of all or any part of the assets, properties or Capital Stock of any or all of the WPC Related Persons.

         Section 6.01.     Events of Default.

                  An "Event of Default" occurs if:

                  (a) the Company defaults in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes, and such default continues for a period of 30 days;

                  (b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

                  (c) the Company fails to comply with any of the provisions of Sections 4.07, 4.09, 4.10, 4. 14 or Article V hereof;

                  (d) the Company fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes for 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25 % in principal amount of the Notes then outstanding of such failure;

                  (e) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                  (f) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments are not paid or discharged for a period (during which execution shall not be effectively stayed by reason of pending appeal or otherwise) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million;

                  (g) the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

                  (i) commences a voluntary case,

                  (ii) consents to the entry of an order for relief against it in an involuntary case,

                  (iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

                  (iv) makes a general assignment for the benefit of its creditors, or

                  (v) generally is not paying its debts as they become due; or

                  (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i)  is  for  relief   against  the  Company  or  any  of  its
Significant Subsidiaries in an involuntary case;

                  (ii) appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

                  (iii) orders the liquidation of the Company or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured. Notwithstanding the foregoing, as used in clauses (e), (f), (g) and (h) of this Section 6.01 the terms Subsidiaries, Restricted Subsidiaries and Significant Subsidiaries shall not include any of the WPC Related Persons.

                                   ARTICLE TWO

                                  MISCELLANEOUS


         A.       Governing Law.

         The laws of the State of New York shall govern this First Supplemental Indenture without regard to the principles of conflict of laws.

         B.       Counterparts.

         This First Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         C.       Survival.

         This First Supplemental Indenture and the Original Indenture shall henceforth be read together. Except as expressly set forth herein, the Original Indenture shall remain unchanged and in full force and effect in accordance with its terms.

         D.       Effective Time.

         For purposes of this First Supplemental Indenture, the "Effective Time" shall mean the time as of which this First Supplemental Indenture is executed by the Company and the Trustee.

         E.       Conflicting Terms.

         To the extent of any inconsistency, ambiguity or conflict among the terms of the Original Indenture and this First Supplemental Indenture, the terms of this First Supplemental Indenture shall govern and control.

         F.       Acceptance of Amendments.

         The Trustee accepts the supplement and amendment of the Original Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Original Indenture as hereby amended, but only upon the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Original Indenture as hereby amended, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company for or with respect to (i) the validity, efficacy or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company through corporate action or otherwise, (iii) the due execution hereof by the Company or
(iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.



               (Remainder of this page intentionally left blank.)

         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this  First
Supplemental Indenture to be executed and delivered as of the date first above written.



                                        WHX CORPORATION


                                        By: /s/ Arnold Nance
                                            ------------------------------------
                                        Name: Arnold Nance
                                        Title: Vice President-Finance



                                        BANK ONE, N.A.


                                        By: ____________________________________
                                        Name:
                                        Title: